EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Vail Banks, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-122170, 333-42636 and 333-54442) on Form S-8 of Vail Banks, Inc. of our report relating to the consolidated balance sheet of Vail Banks, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the two years ended December 31, 2004, which report appears in the December 31, 2005 Annual Report on Form 10-K of Vail Banks, Inc.

/s/ DALBY, WENDLAND & CO., P.C.

DALBY, WENDLAND & CO., P.C.
Grand Junction, Colorado

March 30, 2005